Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2016

Financial Results

BEDFORD, MASS. – October 25, 2016 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its third quarter ended September 30, 2016.

Revenue for the third quarter of 2016 was $5.9 million, an increase of 46% compared to $4.0 million in the same quarter last year. Operating income in the third quarter of 2016 was $2.3 million compared to $0.4 million in the third quarter of 2015. Net income in the third quarter of 2016 was $1.6 million, or $0.07 per diluted share, which compares to $2.2 million, or $0.10 per diluted share, in the same period a year ago.

Revenue for the first nine months of 2016 was $17.6 million, an increase of 39% compared to $12.7 million in the same nine month period last year. Operating income for the first nine months of 2016 was $5.3 million compared to $1.3 million in the same period last year. Net income for the first nine months of 2016 was $3.6 million, or $0.16 per diluted share, which compares to $2.8 million, or $0.12 per diluted share, in the same period a year ago.

Net income in the three and nine months ended September 30, 2015 included a $1.9 million income tax benefit related to the reversal of a reserve for uncertain tax positions we had established on federal research and development credits. The reserve was no longer required after the completion of an IRS examination in July 2015. Net income in both 2015 periods would have been lower by $1.9 million were it not for the tax reserve reversal.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432
Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Third Quarter 2016 Financial Results	Page 2

The increase in revenue and operating income in the current three month period compared to the corresponding period last year was primarily due to licensing revenue from: i) a large biometrics license sale to a systems integrator for a U.S. government end user; and ii) a 2015 medical imaging software sale that is being recognized over the period October 2015 to October 2016.

The increase in revenue and operating income in the current nine month period compared to the corresponding period last year was primarily due to licensing revenue from: i) a large biometrics license sale to a U.S. government military customer in the second quarter this year; ii) the aforementioned license sale to a systems integrator for a U.S. government end user this quarter; and iii) the revenue amortization of the 2015 medical imaging software sale.

Operating income in the current three and nine month periods also included $238,000 of patent related income from an unaffiliated third party with whom we have a patent arrangement.

In April 2016, we announced a stock repurchase plan to purchase up to $10 million of our common stock. We repurchased 345,442 shares of common stock under this program for a total cost of $1.8 million during the three months ended September 30, 2016. Since the program commenced in April 2016, we have repurchased 427,422 shares for a total cost of $2.2 million. Cash and investments were $53.2 million as of September 30, 2016.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “The financial performance of our business was excellent this quarter after a strong second quarter. Once again, revenue and operating earnings were heavily influenced by a large license sale to a systems integrator for a U.S. government end user. Our reliance on large license sales to government customers over the last few quarters is representative of the nature of our business at the moment. While our government business continues to provide attractive earnings and cash flow, we are making strides towards expanding our business into commercial and mobile markets.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

Aware, Inc. Reports Third Quarter 2016 Financial Results	Page 3

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Third Quarter 2016 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Software licenses	$4,136	$2,076	$12,257	$5,997
Software maintenance	1,288	1,220	3,750	3,651
Services	426	652	1,061	2,727
Hardware	-	-	317	-
Royalties	49	93	252	299
Total revenue	5,899	4,041	17,637	12,674

Costs and expenses:
Cost of software licenses	-	-	1,101	-
Cost of services	146	416	517	1,532
Cost of hardware	-	-	234	-
Research and development	1,752	1,489	5,204	4,364
Selling and marketing	1,069	849	3,100	2,885
General and administrative	857	858	2,452	2,604
Total costs and expenses	3,824	3,612	12,608	11,385

Patent related income	238	-	238	-

Operating income	2,313	429	5,267	1,289
Other income	-	-	-	12
Interest income	76	35	215	109
Income before provision for income taxes	2,389	464	5,482	1,410
Provision for (benefit from) income taxes	816	(1,733)	1,839	(1,378)
Net income	$1,573	$2,197	$3,643	$2,788

Net income per share – basic	$0.07	$0.10	$0.16	$0.12
Net income per share – diluted	$0.07	$0.10	$0.16	$0.12

Weighted-average shares – basic	22,847	22,930	22,934	22,888
Weighted-average shares - diluted	22,939	23,011	22,996	22,949

Comprehensive income:
Net income	$1,573	$2,197	$3,643	$2,788
Other comprehensive income (net of tax):
Unrealized gains (losses) on available for sale securities	37	(1)	24	(41)
Comprehensive income	$1,610	$2,196	$3,667	$2,747

Aware, Inc. Reports Third Quarter 2016 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2016	December 31, 2015

ASSETS
Cash and investments	$53,182	$52,101
Accounts receivable, net	4,250	4,743
Property and equipment, net	4,736	4,977
Deferred tax assets	1,012	999
All other assets, net	549	799

Total assets	$63,729	$63,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,481	$1,422
Deferred revenue	3,603	6,016
Total stockholders’ equity	58,645	56,181

Total liabilities and stockholders’ equity	$63,729	$63,619

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432
Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com